UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

429 Post Road, Buchanan, Michigan 49107

(Address of principal executive offices)

(269) 695-2700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

Employment Agreement with Bradley S. Jacobs

On November 21, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) of XPO Logistics, Inc. (the “Company”) approved, and the Company entered into, the Employment Agreement by and between the Company and Bradley S. Jacobs (the “Employment Agreement”).

Term. Pursuant to the Employment Agreement, the term of Mr. Jacobs’s employment began on September 2, 2011 (the “Start Date”) and will end on September 2, 2016; however, in the event that a Change of Control (as defined in the Company’s 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”)) occurs prior to September 2, 2016, Mr. Jacobs’s term of employment will expire on the later of September 2, 2016 and the second anniversary of the Change of Control.

Title. Pursuant to the Employment Agreement, Mr. Jacobs will serve as the Chief Executive Officer of the Company and as the Chairman and a member of the Board of Directors.

Salary and Annual Bonus. Pursuant to the Employment Agreement, Mr. Jacobs’s annual base salary is $495,000. In addition, Mr. Jacobs has the opportunity to earn a performance-based bonus each year beginning in fiscal year 2012 based upon his achievement of performance goals as determined by the Compensation Committee.

Initial Equity Incentive Awards. Pursuant to the Employment Agreement, on November 21, 2011, Mr. Jacobs received an award of 50,000 time-based restricted stock units (“Time-Based RSUs”) and an award of options (“Options”) to purchase 250,000 shares of Company common stock. In addition, the Employment Agreement provides that, as promptly as practicable following January 1, 2012, Mr. Jacobs will receive an award of 160,000 performance-based restricted stock units (“Performance-Based RSUs”). The Performance-Based RSUs, together with the Options and Time-Based RSUs, are referred to collectively as the “Awards”.

Subject to the Compensation Committee’s approval, the Awards will be made under, and will generally be subject to the terms of, the 2011 Plan. The Time-Based RSUs and Options will vest, subject to Mr. Jacobs’s continued employment by the Company, in five equal installments beginning on September 2, 2012 and on each of the first four anniversaries thereof. The Performance-Based RSUs will vest, subject to the Company’s achievement of performance goals determined by the Compensation Committee, on the same schedule. In the event that, as of the grant date of the Performance-Based RSUs, fewer than 160,000 shares of Company common stock are available under the 2011 Plan, then, unless the Company’s stockholders approve an increase in shares sufficient to cover the Performance-Based RSUs that exceed the number of shares available under the 2011 Plan, the excess Performance-Based RSUs will be automatically forfeited. Furthermore, Mr. Jacobs will not receive any payments for the excess Performance-Based RSUs under any circumstances until the stockholders have approved the increase.

Lock-up. Pursuant to the Employment Agreement, any shares of Company common stock issued to Mr. Jacobs pursuant to any Award granted under the Employment Agreement will be subject to a lock-up on sales, transfers and other transactions which will expire on the first anniversary of the issuance of such shares (or, if earlier, upon a Change of Control or termination of employment for any reason).

Benefits and Business Expense Reimbursement. Pursuant to the Employment Agreement, Mr. Jacobs is eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team and will be reimbursed for all reasonable and necessary business expenses incurred in the performance of his duties during the term.

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Jacobs’s employment during the term with or without Cause (as defined in the Employment Agreement) and Mr. Jacobs may terminate his employment voluntarily with or without Good Reason (as defined in the Employment Agreement). Other than in the event of Mr. Jacobs’s death or disability, the severance payments described below are conditioned upon (1) Mr. Jacobs providing an irrevocable waiver and general release to the Company and (2) Mr. Jacobs’s compliance with the restrictive covenants contained in the Employment Agreement.

In the event that Mr. Jacobs dies or becomes disabled during the term or, either prior to a Change of Control or more than two years following a Change of Control, the Company terminates Mr. Jacobs’s employment without Cause or if he resigns for Good Reason, he will be entitled to, in addition to accrued benefits, two years’ base salary (as in effect on the date of termination and paid in equal installments over the 24 months following the date of termination), plus any annual bonus that the Company has notified Mr. Jacobs in writing that he has earned prior to the date of termination but is unpaid as of the date of termination. In addition, Mr. Jacobs will be entitled to medical and dental coverage for a period of 12 months from the date of termination. These amounts will be reduced, dollar-for-dollar, by other earned income, and medical and dental benefits will terminate, in the event Mr. Jacobs secures other employment. In addition, if Mr. Jacobs dies or becomes disabled during the term, all unvested Awards will automatically vest. In the event Mr. Jacobs’s employment is terminated either by the Company without Cause or by Mr. Jacobs for Good Reason, a prorated portion of any unvested Awards outstanding and scheduled to vest on the next vesting date will vest (in the case of the Performance-Based RSUs, subject to achievement of applicable performance goals), and the balance of any Awards will be forfeited upon the date of termination.

If Mr. Jacobs’s employment is terminated by the Company for Cause or if Mr. Jacobs voluntarily resigns without Good Reason, he will not be entitled to any Awards that have not already vested, although he will be entitled to payment for any accrued benefits.

Change of Control. Pursuant to the Employment Agreement, in the event that, within two years following a Change of Control, the Company terminates Mr. Jacobs’s employment without Cause or Mr. Jacobs resigns for Good Reason, Mr. Jacobs will receive any accrued benefits and will also receive a lump-sum cash payment equal to three times the sum of (x) his base salary (as in effect on the date of termination) and (y) the greater of his target annual bonus and 100% of his base salary, in each case, as in effect on the date of termination. In addition, Mr. Jacobs will generally receive any annual bonus that the Company has notified him in writing that he has earned prior to the date of termination but is unpaid as of such date and medical and dental coverage for a period of 36 months from the date of termination. In the event of a Change of Control that occurs while Mr. Jacobs is still employed by the Company, all outstanding Awards will automatically vest. If Mr. Jacobs’s employment is terminated without Cause prior to, and in anticipation of, a Change of Control, and the Change of Control actually occurs within six months following the termination, then Mr. Jacobs will receive payment for the Awards as if he had remained employed until the Change of Control. In the event that any amounts payable to Mr. Jacobs constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then any such amounts will be reduced to avoid triggering the excise tax pursuant to Section 4999 of the Code, if it would be more favorable to Mr. Jacobs on a net after-tax basis.

Clawbacks. Pursuant to the Employment Agreement, Mr. Jacobs is subject to equity and annual bonus clawback provisions. If (1) Mr. Jacobs breaches the employee and customer non-solicitation, confidentiality and non-competition covenants or engages in fraud or willful misconduct that contributes materially to any significant financial restatement or material loss to the Company or its affiliates or (2) the Company terminates Mr. Jacobs’s employment for Cause, then the Company may terminate or cancel any unvested or vested and unexercised Awards granted to Mr. Jacobs, and require him to forfeit or remit to the Company any amounts payable in respect of any Awards that were accelerated upon his termination and any shares of Company common stock that were issued to Mr. Jacobs pursuant to any Award and that he is required to hold pursuant to the Company’s stock ownership guidelines (up to a maximum of four times his base salary). In addition, in the case of fraudulent behavior, the Company may require Mr. Jacobs to repay any annual bonus previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation so that Mr. Jacobs will only retain the amount that would have been payable to him after giving effect to the Company’s loss. In the case of a violation of a restrictive covenant or fraudulent behavior, the Company must act within six months of learning of the conduct, but in no event more than two years after Mr. Jacobs engages in such conduct. In the case of termination for Cause, the Company must act within six months of the termination.

Restricted Covenants. Pursuant to the Employment Agreement, Mr. Jacobs is subject to non-solicitation, non-disparagement, confidentiality and non-competition covenants during the term of his employment. In addition, the non-solicitation and non-disparagement covenants survive for three years following termination, the non-competition covenant survives for one year following termination by the Company without Cause or by Mr. Jacobs for Good Reason and for three years following any other type of termination, and the confidentiality covenant is perpetual. The Company has the option to extend the non-competition period for up to two additional years following termination by the Company without Cause or by Mr. Jacobs for Good Reason, provided that the Company continues to pay Mr. Jacobs’s base salary as in effect on the date of termination during the extended non-competition period.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Employment Agreement, dated as of November 21, 2011, by and between XPO Logistics, Inc. and Bradley S. Jacobs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2011	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Employment Agreement, dated as of November 21, 2011, by and between XPO Logistics, Inc. and Bradley S. Jacobs.